UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ASSET ACCEPTANCE CAPITAL CORP.

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SUPPLEMENT TO PROXY STATEMENT/PROSPECTUS

We have made the following supplemental disclosures to the proxy statement/prospectus in connection with the proposed settlement of the following four pending lawsuits: Dix v. Asset Acceptance Capital Corp., et al., Case No. 8494-CS, pending in the Delaware Court of Chancery (the “Delaware Action”), and Shell v. Asset Acceptance Capital Corp., et al., Case No. 2013-000959-CZ; Neumann v. Asset Acceptance Capital Corp., et al., Case No 2013-001072-CZ; Jaluka v. Asset Acceptance Capital Corp., et al., Case No. 2013-001081-CZ (collectively, the “Michigan Actions”), which are pending in the Macomb County Circuit Court of the State of Michigan and have been consolidated under Docket/Case No. 2013-000959-CZ . The parties have entered into a memorandum of understanding to settle the Michigan and Delaware Actions. Pursuant to the proposed settlement, we have agreed to provide the additional information set forth below. This supplemental information should be read in conjunction with the proxy statement/prospectus, which should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the proxy statement/prospectus.

This supplement to proxy statement/prospectus is dated June 3, 2013 and is first being mailed to stockholders of AACC on or about June 5, 2013.

SETTLEMENT OF LITIGATION

As previously disclosed beginning on pages 11 and 77 of the proxy statement/prospectus, four lawsuits raising claims on behalf of a purported class of AACC stockholders were filed against AACC, the members of AACC’s Board of Directors, Encore, and Merger Sub. Three of these four lawsuits were filed in the Macomb County Circuit Court of the State of Michigan, which we refer to as the Michigan court, and such lawsuits were consolidated on April 24, 2013, under Docket Case No. 2013-000959-CZ (the “Michigan Actions”). The fourth action was filed in the Delaware Court of Chancery.

On June 2, 2013, we entered into a Memorandum of Understanding (the “MOU”) with the plaintiffs in the Michigan Actions and Delaware Action that sets forth the parties’ agreement in principle for settlement. As explained in the MOU, AACC has agreed to the settlement solely to avoid the risks and uncertainties inherent in litigation and without admitting any liability or wrongdoing. The MOU contemplates that the parties will seek to enter into a stipulation of settlement providing for the appropriate certification of a class, for settlement purposes only, that includes any and all persons or entities who held shares of AACC common stock, either of record or beneficially, at any time between March 6, 2013, the date the AACC board announced the Merger Agreement, and the date of consummation of the Merger, including any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote and the release of all asserted claims. Under the terms of the MOU and an accompanying settlement amendment, class members shall be entitled to opt-out, and in the event that a specified percentage of class members opt-out, defendants shall have the right to terminate the settlement. The asserted claims will not be released until such stipulation of settlement is approved by the Michigan court. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the court will approve such settlement even if the parties were to enter into such stipulation. The settlement will not affect the merger consideration to be received by AACC stockholders or the timing of the stockholder meeting of AACC stockholders scheduled for June 13, 2013.

Additionally, as part of the settlement, AACC has agreed to make certain additional disclosures related to the proposed merger, which are set forth below. The additional disclosures supplement the disclosures contained in the definitive proxy statement filed by AACC with the Securities and Exchange Commission (“SEC”) on May, 6, 2013 (the “Proxy Statement”) and should be read in conjunction with the disclosures contained in the Proxy Statement, which in turn should be read in its entirety. Nothing in this filing or any stipulation of settlement shall be deemed an admission of the legal necessity or materiality of any of the disclosures set forth herein.

As contemplated by the MOU, the release contained in the Stipulation is in consideration of the additional disclosures in the Supplement. The stipulation further states that attorneys for the class members intend to seek an award of attorneys’ fees and costs incurred in a total amount not to exceed $550,000, and that the defendants agree not to oppose an award of attorneys’ fees and costs incurred of up to $550,000.

SUPPLEMENTAL DISCLOSURES

Background of the Merger

The following disclosure is to be added at the end of the first paragraph on page 36 of the proxy statement/prospectus:

Each of Encore, Company A and Financial Buyer A were contacted in connection with the 2011 strategic review process.

Following the completion of the 2011 strategic review process, each of the supporting stockholder and Mr. Nathaniel F. Bradley IV considered various options to obtain liquidity for its or his respective investment in AACC, including the possibility of a joint secondary offering, although neither the supporting stockholder nor Mr. Bradley ultimately engaged in any such transaction. AACC’s Board of Directors was generally aware that each of the supporting stockholder and Mr. Bradley was interested in obtaining liquidity for its respective investment in AACC, assuming that an appropriate transaction, including an acceptable purchase and sale price, could be realized.

The following disclosure is to be added at the end of the paragraph that begins on page 36 and carries over to page 37 of the proxy statement/prospectus:

It was determined by AACC’s Board of Directors that Mr. William I Jacobs, who had served as a member of the review committee established in connection with the 2011 strategic review process, should not be appointed as a member of the Review Committee. This decision was made in order to avoid any potential conflicts of interest which could arise based on the fact that Mr. Jacobs was at that time an Operating Partner of Financial Buyer A and in light of the potential for Financial Buyer A to be contacted in connection with the current exploration of strategic alternatives.

The following disclosure is to replace and supplement the first full paragraph on page 37 of the proxy statement/prospectus:

Later in the day on December 7, the Review Committee held a telephonic meeting. Mr. Lockhart was elected Chairperson of the Review Committee. Mr. Lockhart noted that, after interviewing multiple potential financial advisors, William Blair had been engaged by the Company in 2011 to assist in a review of strategic alternatives (with Ms. Adams recusing herself, for the reason described below). William Blair had been selected based on, among other considerations, its familiarity with the primary debt collection industry participants and its expertise in transactions in the industry. In light of this expertise, as well as William Blair’s familiarity with AACC, its independence with respect to Encore, Company A and Financial Buyer A, and concerns with respect to maintaining the confidentiality of the Board of Directors’ consideration of a potential transaction, the Review Committee (with Ms. Adams recusing herself) determined to again retain William Blair as a financial advisor to AACC. Ms. Adams recused herself from the decisions to engage William Blair as her brother-in-law was and remains the Chief Technology Officer and a principal of William Blair. On each occasion that the retention of William Blair was discussed, Ms. Adams disclosed this potential conflict. At the time the Review Committee determined to engage William Blair, the Review Committee:

•

was aware that William Blair had, following the completion of the 2011 review process, worked with AACC, the supporting stockholder and Mr. Bradley in connection with a potential secondary offering of equity held by the supporting stockholder and Mr. Bradley in AACC, and that William Blair had not received any compensation in connection with this work;

•	inquired and was aware that William Blair did not directly own AACC or Encore stock for its own account; and

•

did not specifically inquire and was not aware that William Blair held discretionary management authority over certain Encore shares. William Blair later informed the Review Committee of such discretionary management authority during its evaluation of the potential transaction with Encore. This discretionary authority is more fully described in “Opinion of AACC’s Financial Advisor – General” beginning on page 52.

In addition, the Review Committee determined to retain K&E as legal advisor in connection with the review of potential strategic alternatives. William Blair then reviewed its recent communications with Encore and Company A. Following discussion, the Review Committee determined that neither party’s proposal warranted exclusivity and instructed William Blair to request that each party conduct additional diligence of AACC’s portfolio to facilitate the submission of a more informed expression of interest on December 21, 2012.

The following disclosure is to be added before the last sentence of the fourth full paragraph on page 40 of the proxy statement/prospectus:

With respect to the acquisition of the debt portfolio, Company A did not make a specific offer, but indicated that the purchase debt portfolio’s cash flows could be worth approximately $6.25 per share before deductions for regulatory and other legal and tax issues and that they would be willing to discuss an acquisition of the portfolio if AACC was interested. Company A did not specify any amount for its proposed deductions.

The following disclosure is to be added at the end of the paragraph that begins on page 40 and continues over onto page 41 of the proxy statement/prospectus:

Prior to adjourning the meeting, the Review Committee further requested that William Blair prepare an analysis of potential per share proceeds obtainable upon a sale of AACC’s debt portfolio followed by an orderly liquidation of the Company and to present its finding at the next meeting of the Review Committee. William Blair later provided the Review Committee with a basic analysis based on the assumed portfolio value indicated by Company A and certain other estimated costs prepared by AACC, William Blair and K&E that indicated a liquidation value substantially below the portfolio value indicated by Company A.

The following disclosure is to be added at the end of the last full paragraph on page 41 of the proxy statement/prospectus:

Concurrently, the Company began the process of pursuing a refinancing of its existing Term Loan B credit facility and an expansion of its existing revolving line of credit, which process was led by JPMorgan Chase & Co. The specific terms of the potential refinancing were never definitively agreed upon.

The following disclosure is to be added before the last sentence of the third full paragraph on page 41 of the proxy statement/prospectus:

Other than as described below in connection with the February 26, 2013 meeting of AACC’s Board of Directors, each of Mr. Ignaczak and Mr. Bradley fully participated in all subsequent meetings of AACC’s Board of Directors and, in the case of Mr. Ignaczak, the Review Committee.

Opinion of AACC’s Financial Advisors

The following disclosure is to replace and supplement the first sentence of the paragraph that begins on page 56 and continues onto page 57 of the proxy statement/prospectus:

Additional Metrics Provided for Informational Purposes Only

William Blair also reviewed certain operating and financial metrics for AACC and the selected companies as set forth in the following tables for informational purposes and content, but did not rely on these additional data points in assessing fairness:

Operating Statistic	AACC	ASFI	ECPG	PRAA

2012A Cost of Collection	52.2%	37.5%	42.4%	41.5%
2012A EBITDA Margin	17.4%	47.0%	31.1%	38.9%
2012A Adjusted EBITDA Margin	80.7%	134.9%	103.6%	102.7%
2012A Net Income Margin	5.4%	23.8%	13.9%	21.4%
Total Debt/Estimated Remaining Collections	21.2%	NMF	30.1%	14.3%
Net Debt/LTM Adjusted EBITDA	0.92x	0.20x	1.00x	0.48x

Financial Metric	Implied Enterprise Value Multiple		Implied Enterprise Value Multiple (Including Deferred Tax Liability)		Selected Public Company Valuation Multiples Range
					ASFI	ECPG	PRAA
Enterprise Value / FY2012A Finance Receivable	1.01x	(1)	1.18x	(1)	1.67x	1.61x	2.16x 2.33x	(2)
Enterprise Value / FY2012A ERC	0.43x		0.51x		NMF	0.71x	1.02x 1.10x	(2)

(1)	Due to a clerical error in determining Enterprise Value / FY2012A Finance Receivable for AACC, the numbers originally presented to the Board were 2.27x based on the Implied Enterprise Value and 2.67x based on the Implied Enterprise Value (Including Deferred Tax Liability). These numbers were later corrected to 1.01x based on Implied Enterprise Value and 1.18x based on the Implied Enterprise Value (Including Deferred Tax Liability) as presented in the table above.
(2)	Including PRAA’s deferred tax liability of $185.3 million.

The following disclosure is to replace and supplement the second, third and fourth sentences of the second full paragraph on page 58 of the proxy statement/prospectus:

The cost to collect range was selected by William Blair in order to reflect the best in class cost to collect of the public companies used in the “Selected Public Company Analysis” described above (37.5% to 42.4% in 2012), AACC’s projected cost to collect over the projection period (42.8% to 48.2%) and AACC’s actual historical experience (52.2% to 60.2% from 2010 to 2012). To discount the projected net cash flows, William Blair used tax-effected discount rates ranging from 16% to 20%. The discount rates were selected by William Blair based on the weighted average cost of capital for the public companies used in the “Selected Public Company Analysis” described above and were tax-effected using an assumed marginal combined federal and state tax rate of 40%, which was in line with Encore’s disclosed 2012 effective tax rate of 39.7%.

The following disclosure is to replace and supplement the first sentence in the fourth full paragraph on page 58 of the proxy statement/prospectus:

Based on the Forecasts for fiscal years 2013 through 2017, William Blair performed a leveraged acquisition analysis as of December 31, 2012 to determine, based on AACC’s ability to service a given level of debt using its projected future earnings stream and corresponding cash flows, an estimate of a theoretical purchase price that could be paid by a hypothetical financial sponsor in an acquisition of AACC, assuming such transaction was financed on customary market terms at a total leverage ratio of 1.2 to 1.4 times 2012 Adjusted EBITDA, comprised of a $200 million term loan with an interest rate of 8.75% and a 2.0% issuance fee and a $120 million revolving credit facility with an interest rate of 6.0% that would be $38.0 million drawn at closing, and assuming that such financial buyer would seek to realize a return on its investment in 2017.

The following disclosure is to replace and supplement the first sentence of the first full paragraph on page 59 of the proxy statement/prospectus:

William Blair utilized the Forecasts to perform a discounted cash flow analysis to estimate the present value as of December 31, 2012 of AACC’s forecasted after-tax free cash flows from 2013 through 2017.

The following disclosure is to be added immediately before the third sentence of the second full paragraph on page 59 of the proxy statement/prospectus:

William Blair used the following parameters for the calculation of the Company’s weighted average cost of capital:

Parameter	Value
Median Unlevered Beta	0.84
Debt/Capital	51.7%
Debt/Equity	107.0%
Tax Rate	22.4%
AACC’s Levered Beta	1.27
Risk-free Rate	2.7%
Market Risk Premium	6.6%
Size Premium	4.5%
Pre-tax Cost of Debt	8.8%

The following disclosure is to replace and supplement the first full paragraph on page 60 of the proxy statement/prospectus:

William Blair has been engaged in the investment banking business since 1935. William Blair continually undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of its business, William Blair’s Investment Management department may from time to time trade the securities of AACC or Encore for its own account and for the accounts of its customers, mutual funds and other separately managed accounts, and accordingly may at any time hold a long or short position in such securities. As of December 31, 2012, accounts managed by William Blair’s Investment Management department collectively held 843,647 shares of Encore common stock. William Blair maintains informational barriers that are designed to ensure that non-public information in the Corporate Finance department, which provided the financial advisory services described above, is not available to the Investment Management department, and vice versa.

The following disclosure is to be added at the end of the second full paragraph on page 60 of the proxy statement/prospectus:

As noted above, William Blair did, following the completion of the 2011 review process, work with AACC, the supporting stockholder and Mr. Bradley in connection with a potential secondary offering of equity held by the supporting stockholder and Mr. Bradley in AACC. This transaction was not completed and William Blair did not receive any compensation in connection with this work.

Certain Unaudited Financial Forecasts Prepared by the Management of AACC

The following disclosure is to be added after the sixth sentence in the first full paragraph on page 61 of the proxy statement/prospectus:

As of the time when the Consolidated Business Projections were prepared and presented to the Review Committee, AACC’s management believed that these projections could be achieved; however, management also recognized that the projections built for the legal recovery services business were highly speculative, given that this was a new business with little or no track record upon which to base future projections. Both the Consolidated Business Projections and the Core Business Projections were developed by AACC’s management using the Board approved budget for 2013. Each set of projections were discussed with the members of the Review Committee and AACC’s Board of Directors and were delivered to potential acquirers, including Encore, at the direction of the Review Committee. Beyond requesting that management prepare projections for fiscal years 2013 through 2017, and reviewing and discussing the projections with management, no member of the Review Committee was involved in the preparation or revision of the projections.

The following disclosure is to be added at the end of the first full paragraph on page 61 of the proxy statement/prospectus:

As of the time when the Consolidated Business Projections were prepared and presented to the Review Committee, AACC’s management believed that these projections could be achieved; however, management also recognized that the projections built for the legal recovery services business were highly speculative, given that this was a new business with little or no track record upon which to base future projections.

Additional Information and Where to Find It

In connection with the proposed transaction with Encore, Encore has filed with the Securities and Exchange Commission (the “SEC”) on March 27, 2013 a Registration Statement on Form S-4, File No. 333-187581 (as amended, the “Registration Statement”), which contains the Company’s proxy statement and also constitutes a prospectus of Encore. Encore has filed with the SEC on May 6, 2013 a prospectus pursuant to Rule 424(b)(3) under the Securities Act of 1933 and the Company has filed with the SEC on May 6, 2013 its definitive proxy statement on Schedule 14A for its special meeting of stockholders. The Registration Statement has been declared effective by the SEC and the Company expects to mail the final proxy statement/prospectus to the Company’s stockholders over the course of the coming week. Stockholders of the Company are urged to read the Registration Statement and the Company’s definitive proxy statement contained therein and all other relevant documents filed with the SEC (as well as any amendments and/or supplements to those documents), as they will contain important information about the proposed merger transaction and the parties to the merger.

The Company’s stockholders will be able to obtain these documents (when available) free of charge at the SEC’s web site, http://www.sec.gov. In addition, they may obtain free copies of these by contacting the Company by mail addressed to 28405 Van Dyke Avenue, Warren, Michigan 48093, Attention: Mary Arraf, by telephone at (586) 939-9600 (option 5) or via electronic mail to ir@assetacceptance.com. The Company’s stockholders also may read and copy any reports, statements and other information filed with the SEC at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed merger is set forth in the Registration Statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed with the SEC on March 7, 2013, Amendment No. 1 to the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2012, which was filed with the SEC on April 26, 2013, and in its definitive proxy statement for its 2012 annual meeting of stockholders filed with the SEC on Schedule 14A on March 28, 2012.

Forward-looking Statements

Statements in this communication that relate to future results and events are not facts and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current expectations, estimates and assumptions and, as such, involve certain risks and uncertainties. The ability of the Company to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors. All statements other than statements of historical fact, including statements containing the words “intends,” “believes,” “expects,” “will,” and similar expressions, are statements that could be deemed to be forward-looking statements. Risks, uncertainties and other factors include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to complete the proposed merger due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; (3) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; and (4) the effect of the announcement of the proposed merger on the Company’s relationships with its customers, suppliers, employees, operating results and business generally. In addition, the forward-looking statements represent the Company’s views as of the date as of which they were made. The Company anticipates that subsequent events and developments may cause its views to change. However, although the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof. Additional factors that may cause results to differ materially from those described in the forward- looking statements are set forth in the Registration Statement and Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed with the SEC on March 7, 2013, under the heading “Item 1—A Risk Factors”, in the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2013, which was filed with the SEC on April 29, 2013, and in prior reports on Forms 10-Q and 8-K filed with the SEC by the Company.